Exhibit 23.2

We hereby consent to the inclusion of our report in this Form S-1/A of OxySure Systems, Inc. for the years ended December 31, 2010 and December 31, 2009 of our report dated July 22, 2011 included in its Registration Statement on Form S-1/A dated August 8, 2011 relating to the financial statements for the years ended December 31, 2010 and December 31, 2009.

/s/ Sam Kan & Company
Firm’s Signature

Alameda, CA
City, State

August 8, 2011
Date